As filed with the Securities and Exchange Commission on May 15, 2014

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

_________________

ISORAY, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1458152
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organizatio

350 Hills Street, Suite 106

Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

_________________

2014 Employee Stock Option Plan

(Full title of the Plan)

_________________

Dwight Babcock

Chief Executive Officer

IsoRay, Inc.

350 Hills Street, Suite 106

Richland, Washington 99354

(509) 375-1202

(Name, address and telephone number, including area code, of agent for service)

_________________

Copy to:

Stephen R. Boatwright, Esq.

Alicia M. Corbett, Esq.

Keller Rohrback, L.L.P.

3101 North Central Avenue, Suite 1400

Phoenix, Arizona 85012-2600

(602) 248-0088

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2014 Employee Stock Option Plan Common Stock, $0.001 par value	2,000,000	$2.385	$4,770,000	$614.38

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low prices of the Registrant’s common stock, as reported by the NYSE MKT, on May 14, 2014 (which is within five business days prior to the date of filing).

Proposed sale to take place as soon after the effective date of the registration statement as options under the plan are issued.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The purpose of this Registration Statement is to register under the Securities Act of 1933, as amended (the “Securities Act”), 2,000,000 shares of the Registrant’s common stock, issuable pursuant to exercise of options granted pursuant to the IsoRay, Inc. 2014 Employee Stock Option Plan (the “Plan”). As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the selected participants in the Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, IsoRay, Inc. is sometimes referred to as the “Registrant,” “we,” “us,” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents of the Company filed with the Commission under File No. 001-33407 are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (filed September 30, 2013), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2013, December 31, 2013 and March 31, 2014 (filed November 14, 2013, February 14, 2014 and May 15, 2014).

(c) Our Current Reports on Form 8-K filed on August 29, 2013, August 30, 2013, September 12, 2013, September 30, 2013, November 15, 2013, January 7, 2014, January 17, 2014, January 23, 2014, February 18, 2014, March 6, 2014, March 12, 2014 and March 21, 2014, and on Form 8-K/A filed on March 24, 2014.

(d) The description of our common stock contained in our Registration Statement on Form S-3, filed with the Commission on December 10, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Brien Ragle, Chief Financial Officer, IsoRay, Inc., 350 Hills Street, Suite 106, Richland, Washington 99354.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares being offered hereby will be passed upon for us by Keller Rohrback, LLP, Phoenix, Arizona. Certain partners of Keller Rohrback, LLP hold common stock and option to purchase common stock of the Company, which in the aggregate equal less than one-tenth of a percent (0.1%) of the total issued and outstanding shares of our common stock as of the date of the opinion.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation provide to directors and officers indemnification to the full extent provided by law, and provide that, to the extent permitted by Minnesota law, a director will not be personally liable for monetary damages to us or our shareholders for breach of his or her fiduciary duty as a director, except for liability for certain actions that may not be limited under Minnesota law.

In addition, the Company has entered into indemnification agreements with each of its directors and executive officers, pursuant to which the Company has agreed to indemnify such individuals for any claims made against such individuals based on any act, omission or breach of duty committed while acting as director or officer, except under certain circumstances such as cases involving dishonesty or improper personal benefit.

The Company also maintains an insurance policy under which its directors and officers are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which might be incurred by them in such capacities and against which they may or may not be indemnified by the Company.

The above discussion of Minnesota law, of our articles of incorporation and bylaws and of the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, articles of incorporation, bylaws and form of indemnification agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.32	2014 Employee Stock Option Plan (incorporated by reference from Exhibit 4.32 to the Registrant’s quarterly report on Form 10-Q, filed with the Commission on May 15, 2014)

4.33	Form of Stock Option Agreement under the 2014 Employee Stock Option Plan (incorporated by reference from Exhibit 4.33 to the Registrant’s quarterly report on Form 10-Q, filed with the Commission on May 15, 2014)

5.1	Opinion of Keller Rohrback, L.L.P.

23.1	Consent of Keller Rohrback, L.L.P. (included in Exhibit 5.1)

23.2	Consent of DeCoria, Maichel & Teague, P.S.

24.1	Power of Attorney (see signature page)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on this 15th day of May, 2014.

ISORAY, INC.

By:	/s/ Dwight Babcock
Dwight Babcock, Chairman and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dwight Babcock, his attorney-in-fact and agent, with the power of substitution and resubsitution, for him or her and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to Dwight Babcock full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dwight Babcock Dwight Babcock	Chief Executive Officer and Chairman	May 15, 2014
/s/ Brien Ragle Brien Ragle	Chief Financial Officer and Principal Accounting Officer	May 15, 2014
/s/ Thomas C. LaVoy Thomas C. LaVoy	Director	May 15, 2014
/s/ Philip J. Vitale Philip J. Vitale	Director	May 15, 2014

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.22	2014 Employee Stock Option Plan (incorporated by reference from Exhibit 4.22 to the Registrant’s quarterly report on Form 10-Q, filed with the Commission on May 15, 2014)

4.33	Form of Stock Option Agreement under the 2014 Employee Stock Option Plan (incorporated by reference from Exhibit 4.33 to the Registrant’s quarterly report on Form 10-Q, filed with the Commission on May 15, 2014)

5.1	Opinion of Keller Rohrback, L.L.P.

23.1	Consent of Keller Rohrback, L.L.P. (included in Exhibit 5.1)

23.2	Consent of DeCoria, Maichel & Teague, P.S.

24.1	Power Of Attorney (see signature page)